Exhibit 10.5

NON-CERTIFIED COPY

PABLO DE LA ESPERANZA RODRIGUEZ	[Notary stamp appears]
NOTARY
Diego de León, 45 -1º 28006 Madrid
Tel: 91 745 19 10 Fax: 91 745 19 14
www.diegodeleon45.com

NUMBER FIVE THOUSAND NINE HUNDRED AND THIRTY-FOUR.

DEED OF SALE

In the City of Madrid, my residence, on the twenty-seventh day of October two thousand and twenty-three.

Before me, PABLO DE LA ESPERANZA RODRIGUEZ,

Notary Public of the Distinguished Association of Madrid.

= APPEAR =

Ms. María Pilar Martín Bolea, of legal age, a lawyer, married, with National Identification number 00415080-E, with address for these purposes at calle Quintanavides 13, Madrid, 28050.

Mr. Enrique Gracia Colldeforns, of legal age, an economist, married, with National Identification number 52985021-J, with address for these purposes calle Quintanavides 13, Madrid, 28050.

and

Mr. Jorge Torralba De Lara, of legal age, an economist, married, with National Identification number 53.401.627-C, with address for these purposes at calle Serrano 41-4º, Madrid, 28001.

I identify them by their National Identification cards.

THEY ACT,

a) The first two, in name and on behalf, as joint and several attorneys-in-fact, of the company “METROVACESA S.A.” (the “Seller”), with tax identification number A-87471264, located at calle Quintanavides 13, Madrid, 28050; incorporated for an indefinite period of time by public deed of partial spin-off dated 18 February 2016, executed before the Notary Public of Madrid, Mr. Antonio Morenés Giles, with protocol number 295. Registered in the Commercial Register of Madrid as Volume 34,472, Page 94, Section 8; Sheet M-620015, its corporate purpose is “the acquisition or construction of all kinds of land for building or improvement with a view to its subsequent sale. Development, urbanisation and subdivision of real estate in general. Acquisition of land, urban development or any kind of rights in rem over property”.

They are empowered for this act: by virtue of the special power of attorney, which they ensure is in force, granted in their favour as per a deed authorised by the Madrid notary Mr. Miguel Mestanza Iturmendi on the twenty-fifth day of October two thousand and twenty-three with protocol number 2635 of the corporate sheet, an authorised electronic copy of which I, the notary, have received by notarial application and thereby consider that they have sufficient powers to execute this deed, having those that, in relation to the sale of the resulting Plot TER 02-189.DI.1: Located in the APE 08.16 Sector called “Ciudad Aeroportuaria y Parque de Valdebebas”, which is registered in Madrid Property Register number THIRTY-THREE, section 3, Volume 2,110, Book 682, Page 45. PROPERTY DE CANILLAS SECTION 3 number.: 34,854 UNIQUE REGISTRATION CODE: 28114000746946, permit the Sale of the aforementioned property held by METROVACESA, S.A. to the person or persons it freely stipulates, for the minimum sale price indicated: TWENTY-ONE MILLION TWO HUNDRED AND TEN THOUSAND EUROS (€21,210,000) plus the Value Added Tax (“VAT”), which corresponds to the agreements and other relevant conditions; to receive said price in cash, in instalments, or admit having received it previously; to accept as guarantee for the deferred part the applicable real or personal guarantees or to stipulate suspensive or resolutory conditions; to cancel the aforementioned guarantees when the price is paid or to terminate the relevant conditions and, in the exercise of the preceding powers, to grant and sign any public or private documents that may be necessary or appropriate, including notarial deeds of statements, non-appearance of the Buyers at the signing of the public deed of sale, notarial deposit deeds, explanatory, rectifying, complementary or corrective deeds.

This power of attorney was granted by MR. JORGE PÉREZ DE LEZA EGUIGUREN, with National/Tax Identification number 33500195M, in his capacity as CEO of METROVACESA S.A., appointed to his position in a deed authorised by the Notary Public of Madrid, Ms. María del Rosario Algora Wesolowski, on 13 May 2022, under protocol number 685, registered in the open page of the Madrid Commercial Register, Sheet M-620015, Volume 42990, Page 100, Entry 82, from which the notary authorising the power of attorney deems the powers of Mr. LEZA EGUIGUREN sufficient for the granting of this power of attorney.

Pursuant to section 160 of the Spanish Capital Companies Act, the undersigned declares that the properties covered by this deed do not constitute essential assets.

I am assured by the Seller ’s representative:

- That the legal capacity, the capacity to act, and the other identifying circumstances of the entity he represents, in particular its corporate purpose and registered office, have not changed with respect to those stated in this deed;

- That the obligation to identify the beneficial owner for the purposes of Law 10/2010 has been complied with, with the natural person representing the intervening legal entity stating in this act that he represents a company admitted to trading on a regulated market in the European Union or equivalent third country for these purposes. I, the Notary, hereby state that on this date I have complied with the obligation to identify the beneficial owner by means of telematic consultation of the Database of Beneficial Ownership of the General Council of Notaries (BDTR) created by Agreement of the General Council of Notaries on 24 March 2012 (BOE 28 April 2012), the result of which coincides with that stated by the representative.

I, the Notary, hereby state that I have complied with the obligation to consult the company’s tax identification number in the list of revoked tax identification numbers imposed by Law 11/2021, of 9 July, of which no result has been recorded.

I, the Notary, deem the above representation to be sufficient for the execution of this deed of sale.

b) The third, in name and on behalf of, as representative-natural person of the company INTERTRUST (SPAIN), S.L.U., a Spanish company, with registered office at calle Serrano 41, 4th floor, Madrid, 28001, with tax identification number B87348421, whose corporate purpose is, among others, to facilitate the “administration, management, representation and incorporation of companies”. Registered in the Commercial Register of Madrid, Volume 16,425, Sheet 157, Section 8, Page M-137,331, which in turn is the joint and several administrator of the company “HOTEL101 MADRID, S.L.U.” (the “Buyer”), with tax identification number B-44872307, located at calle Serrano 41, 4º planta, 28001, Madrid; constituted for an indefinite period of time by a deed dated 16 March 2023, executed before the Notary Public of Madrid, Mr. Ignacio Martínez-Gil Vich, with protocol number 933. Registered in the Commercial Registry of Madrid as Volume 44,960, Page 1, Sheet M-791.442, Entry 1. Its corporate purpose is, inter alia, “the operation of cafés, restaurants, hotels and similar establishments and other activities related to the hotel and catering industry and the development, purchase and sale of buildings, commercial premises, land or any other real estate; their operation, either directly or by leasing, both in Spain and abroad”.

INTERTRUST (SPAIN), S.L. was appointed to the position of joint and several administrator for an indefinite period of time, which, I am assured, remains in force, by virtue of the decisions of the sole shareholder of the mercantile company “HOTEL101 MADRID, S.L.U. “which were issued in a public deed authorised by the notary of Madrid Mr. Ignacio Paz-Ares Rodríguez on 10 May 2023 with protocol number 1788, prompting Entry 3 of the corporate sheet, in which Mr. Jorge Torralba de Lara is appointed Representative-Natural Person to exercise the position of joint and several administrator of the Company, of which I, the notary, have an authorised and registered copy.

His powers derive from his office.

For the purposes of section 160 f) of the Spanish Capital Companies Act, the representative of the company hereby declares that the present sale has been authorised and agreed to by the Sole Shareholder of the company, in the minutes of the Sole Shareholder’s decisions dated 19 October 2023, as shown in the Certification that I attach to this original, issued by Mr. Jorge Torralba De Lara, in his capacity as the representative-natural person of the Joint and Several Administrator of the Company, INTERTRUST (SPAIN), S.L., whose signature I recognise, authenticate, and attach to this original.

I am assured by the Buyer’s representative:

- That the legal capacity, the capacity to act, and the other identifying circumstances of the entity he represents, in particular its corporate purpose and registered office, have not changed with respect to those stated in this deed.

The obligation to identify the beneficial owner for the purposes of Law 10/2010 has been complied with, as stated in the deed executed in Madrid, before the Notary Public of Madrid, Mr. Ignacio Paz-Ares Rodríguez, on 10 May 2023, under number 1789 of his protocol, an authorised copy of which is shown to me. The Buyer’s representative states that the content of the same has not been modified and I have consulted the Database of Real Property Ownership (BDTR) created by Agreement of the General Council of Notaries of 24 March 2012 (BOE 28 April 2012), the result of which coincides with that stated by the representative.

I, the Notary, hereby state that I have complied with the obligation to consult the company’s tax identification number in the list of revoked tax identification numbers imposed by Law 11/2021, of 9 July, of which no result has been recorded.

I, the Notary, deem the above representation to be sufficient for the execution of this deed of sale.

The Seller and the Buyer will be referred to collectively as the “Parties” and individually as a “Party”.

The parties have, in my opinion, the necessary legal capacity to execute this deed of SALE OF PROPERTY (the “Deed”) and, to that end,

RECITALS

I. The Seller holds full ownership of the following property (the “Property”), and states that it has the following characteristics:

(i) DESCRIPTION: Urban. ONE.- PLOT

RESULTING TER.02-189.DI.1: Located in the APE 08.16 Sector called “Ciudad Aeroportuaria y Parque de Valdebebas”, situated on Avenida de las Fuerzas Armadas number three hundred and twenty-eight. It is rectangular in shape and has a flat horizontal surface area of 6,598.61 square metres. Borders: North: Straight line of 73,06 metres, of official alignment with Avenida de las Fuerzas Armadas. East: Straight line of 90,33 metres with the resulting plot TER.02-189-DI.2, of this subdivision. South: Straight line of 73,06 metres with the resulting plot R.G.EQ.M0001 of the Project for the Reparcelling of APE16.11 “Ciudad Aeroportuaria y Parcela de Valdebebas”. West: Straight line of 90,33 metres with the resulting parcel TER.02- 189-D.2, of the subdivision licence, file 711/2017/17277 - property number 322 of Avenida de las Fuerzas Armadas-. This resulting plot has a buildable area of 23,331.45 square metres.

(ii) REGISTRATION.- REGISTERED in MADRID Property Register number THIRTY-THREE, section 3, Volume 2,110, Book 682, Sheet 45. PROPERTY DE CANILLAS SECTION 3 Nº: 34,854 UNIQUE REGISTRATION CODE: 28114000746946.

Attached to this Deed as Appendix I is a comprehensive property report from the Land Registry.

(iii) CADASTRAL REFERENCE.-

7311309VK4871A0000HI, according to the attached cadastral certificate.

(iv) TITLE.- The Seller is the full owner of the Property by virtue of the deed of segregation granted on 4 March 2020 before the notary of Madrid, Ms. Cristina Caballería Martel, under number 417 of her protocol. By virtue of its pre-title, the parent property also belonged to the Seller by virtue of a public deed of partial spin-off, executed on 18 February 2016, before the notary of Madrid, Mr. Antonio Morenés Giles, with protocol number 295, and registered in the Commercial Register of Madrid as Volume 34,472, Sheet 94, Page M-620,015, Entry 1.

(v) CHARGES AND ENCUMBRANCES.-

a) They affect the payment of urban infrastructure costs at a rate of 3.07404957%.

ECONOMIC IMPACT. Economic impact of pending urban infrastructure costs: 3,648,633.30 euros.

Attached to this Deed is a certificate issued by the Junta de Compensación de Valdebebas (Valdebebas Compensation Board) which, among other things, indicates the current outstanding balance of the described Property.

b) The property is included in the Legal Aeronautical Easement Zone corresponding to Madrid Barajas Adolfo Suárez Airport.

c) The plot must allow the attachment of plot TER.02-189-C on the common boundary, under the conditions established in the Particular Ordinance of APE 16.11 “Ciudad Aeroportuaria y Parque de Valdebebas” if requested by the owner of this plot.

Free of other charges and encumbrances except for tax liabilities, as stated by the Seller, according to the registry information obtained by me today, consisting of a comprehensive property report received by telefax, which is attached to this original.

Notwithstanding the above, I hereby inform the parties of the technical impossibility of telematically accessing the Land Registry Books in order to check the ownership and the state of encumbrances of the property prior to the signing of this deed, a situation to which the parties agree, declaring themselves satisfied with the information from the title and the information note sent by the Registry.

I, the Notary Public, also advise that in any case the registration status existing prior to the presentation of the authorised copy of this deed at the Registry will prevail. I cite section 175 of the Notarial Regulations, and the fact that the status of the charges will be that which results from the registry books in accordance with the principle of priority.

(vi) URBAN PLANNING STATUS.- Classification of urban land, with tertiary use, with the application of the TER-2 ordinance, and a buildable area of 23,331 m2 for offices. In the case of tertiary accommodation services, the buildable area must be homogenised with the corresponding weighting coefficient. According to the APE.16.11 Ciudad Aeroportuaria y Parque de Valdebebas, the homogenisation coefficient is 1.1, resulting in a buildable area for hotel use of 21,210 m2. The property is included within the APE 16.11 “Ciudad Aeroportuaria y Parque de Valdebebas” and its urban planning determinations result from the following instruments:

a) The Revision of the General Urban Development Plan of Madrid, provisionally approved by the City Council on 17 December 1996, which contained among its determinations those corresponding to the area called UNP.04.01 “Ciudad Aeroportuaria Parque de Valdebebas”, classifying it as non-programmed land for development.

b) The Zoning Plan for Non-Zoned Developable Land UNS 4.01 “Ciudad Aeroportuaria y Parque de Valdebebas” of the General Urban Development Plan of Madrid, finally approved by the Department of Public Works, Urban Planning, and Transport of the Community of Madrid on 13 May 2003, published in the Official Gazette of the Community of Madrid on 6 June 2003.

c) The Partial Plan for Sector UNS 4.01 “Parque de Valdebebas- Ciudad Aeroportuaria”, approved by the Madrid City Council on 23 December 2004, published in the Official Gazette of the Community of Madrid on 15 February 2005.

d) Segregation licence 711/2017/17277 approved by Madrid City Council on 23 December 2019.

e) Detailed Study number 20191349755, approved by the Madrid City Council on 26 January 2021, published in the Official Gazette of the Community on 16 February 2021.

f) Urban infrastructure work corresponding to the phase in which the original property is located has been fully executed and the handover certificate corresponding to this phase has been received. However, parts of the urban-planning project of the Specific Planning Area APE 16.11 “Airport City and Valdebebas Park” have yet to be executed before receipt of the handover certificate.

g) The Seller declares that the Property currently has the necessary installations, connections and accessories, in accordance with the regulations in force as of the date of partial receipt of the urbanisation by the Madrid City Council, necessary to connect the utilities required for the construction and operation of a tertiary establishment and which include but are not limited to electricity, water, gas and telephone, all of which the Buyer is aware of and accepts.

(vii) OCCUPANCY AND LEASING SITUATION.- The property is currently free of tenants, squatters and any other occupants of any kind, according to the Seller.

(viii) EXISTING BUILDINGS.- Free of buildings.

(ix) PRE-EMPTION AND RETRACTION.- The Seller declares that the Property is not subject to any type of right in favour of third parties including, without limitation, retraction of occupants or lessors, retraction of co-owners or any other type of right of first refusal, retraction or similar rights of either legal or conventional origin.

(x) ENVIRONMENTAL SITUATION.- The Seller declares that it is not aware of any potentially soil-polluting activity having been carried out on the Property.

II. The Buyer is a company whose purpose is, among others, the acquisition, holding, exploitation, promotion, commercialisation, development, administration, assignment and management by any title of all types of businesses, activities and establishments dedicated to the hotel, tourism and catering industry, and is therefore interested in acquiring the Property for the construction and future operation of a hotel establishment.

III. The Buyer declares to have carried out, at its own expense and through its own professional advisors, a Due Diligence process on the legal and urban situation of the Property, based on information received by the Seller (the “Information”), on the veracity of which, together with that of the Seller’s additional statements, it has based the decision to purchase the Property.

IV. On this day and in conjunction with the execution of this Deed, the Parties have signed, before me, a notarial deed for the deposit of a USB drive containing all the Information provided by the Seller.

V. The sale documented in this Deed is the result of a contract for the purchase and sale of real property signed between the Buyer and the Seller on 12 May 2023 (the “Sale Agreement”).

VI. Prior to this act and as payment on account of the total purchase price referred to below, the sum of TWO MILLION FIVE HUNDRED AND SIXTY-SIX THOUSAND FOUR HUNDRED AND TEN EUROS (€2,566,410) was paid on 12 May 2023 in the manner established in Clause 2.2 of the Deed.

VII. The Seller is interested in selling the Property and the Buyer is interested in acquiring it, under the terms and conditions stipulated in the Sale Agreement, and they agree to execute the Deed in accordance with the following,

CLAUSES.

1. OBJECT AND TRANSFER.

1.1 OBJECT.

The Seller sells and transfers to the Buyer, who buys and acquires the Property, in the physical, legal and urban-planning situation stated by the Seller in Recital I and which the Buyer declares to know and accept, with the conditions set out in the following clauses and, in particular, in the following terms and conditions:

(i) As a real property.

(ii) Free of any kind of liens, encumbrances, easements (other than those referred to in Recital I), attachments (excluding urban and tax liabilities), tenants, occupants and/or squatters.

(iii) Current on the payment of taxes and other expenses that may accrue up to the execution date of this Deed.

1.2 TRANSFER.

By the mere execution of this Deed, the Property will be considered delivered, in accordance with the Spanish Civil Code section 1462 paragraph 2. Consequently, the transfer of full title to the Property is hereby effected by virtue of this Deed.

2. PRICE.

2.1 PURCHASE PRICE.

The overall fixed price of this sale is TWENTY-ONE MILLION TWO HUNDRED AND TEN THOUSAND EUROS (€21,210,000) plus the corresponding Value Added Tax (“VAT”), accrued at the legally applicable rate on the price of this sale, or at the rate legally applicable on the date of payment (the “Price”).

2.2 FORM OF PAYMENT.

The Price has been satisfied by the Buyer as follows:

(i) 10% of the Price, i.e. TWO MILLION ONE HUNDRED AND TWENTY-ONE THOUSAND EUROS (€2,121,000) plus VAT at 21%, for an amount of FOUR HUNDRED AND FORTY-FIVE THOUSAND FOUR HUNDRED AND TEN EUROS (€445,410), which totals TWO MILLION FIVE HUNDRED AND SIXTY-SIX THOUSAND FOUR HUNDRED AND TEN EUROS (€2,566,410), which was paid on 12 May 2023 by bank transfer.

Attached to the Deed as Appendix 2.2 (a) is a copy of the receipt showing the debit and credit accounts of the aforementioned transfer.

(ii) The remaining amount of the Price, i.e. NINETEEN MILLION EIGHTY-NINE THOUSAND EUROS (€19,089,000), plus VAT at 21% in the amount of FOUR MILLION EIGHT THOUSAND SIX HUNDRED NINETY EUROS (€4,008,690), which totals TWENTY-THREE MILLION NINETY-SEVEN THOUSAND SIX HUNDRED AND NINETY EUROS (€23,097,690) will be paid by bank cheque delivered simultaneously with the execution of this Deed.

Attached to the Deed as Appendix 2.2 (b) is a copy of the bank cheque. For the appropriate legal purposes, the Buyer indicates that the funds come from the account it holds at Banco Sabadell with IBAN number ES06 0081 0085 6400 0385 8193.

2.3 PREVENTION OF MONEY LAUNDERING.

For the purposes of Law 10/2010, of 28 April, on the prevention of money laundering and terrorist financing, the Buyer expressly acknowledges and authorises the Seller, for the purposes of fraud prevention and in compliance with its obligations to prevent money laundering and combat terrorist financing imposed by the applicable regulations, to verify the inclusion of the signatory on national or international lists of persons associated with the illegal activities pursued by the aforementioned regulations, drawn up or recommended for these purposes by the United Nations, institutions of the European Union and the Financial Action Task Force, and by the competent international bodies in this field at any given time.

By signing this Contract, the Buyer expressly acknowledges and certifies that the funds provided as payment on account of the price have their origin in lawful activities or operations, being deposited in financial institutions which, if so requested by the Seller, may issue the corresponding certificate of origin of the funds provided in this sale.

The Buyer agrees to provide all identifying information required by the Seller to ensure the latter’s compliance with the obligations of identification of the Buyer, knowledge of its activities and examination of transactions deriving from current Spanish legislation, empowering the Seller to cancel and terminate the Sale Agreement and this Deed, without this being considered a breach of contract by the Seller, and without any consequences for the Seller, in the event that the Buyer does not comply with this obligation or provides false or obsolete information that prevents the Seller from properly fulfilling its obligations of identification of the Buyer, knowledge of the Buyer and analysis of the transaction that is contracted through the execution of this Deed.

2.4 TAXATION OF THE SALE.

The parties declare that this sale is subject to and not exempt from VAT. For the purposes of the non-application of the exemption in section 20.One.20 of Law 37/1992 on VAT, the Seller declares and guarantees to the Buyer that the Property covered by this Deed is considered buildable, in accordance with the Urban Planning and Land Use Act and other applicable urban development regulations. The amount of VAT to be charged in this transaction will be calculated by applying the rate of VAT in force at the time each payment is made, which is currently 21%. To this end, it is noted that the VAT of the transfer amounts to FOUR MILLION FOUR HUNDRED AND FIFTY-FOUR THOUSAND AND ONE HUNDRED EUROS (€4,454,100), the payment of which will be made by the Buyer as indicated in Clause 2.2 above.

In the unique event that the competent Tax Administration considers the present transfer exempt from VAT, the Seller, in addition to the refund of the VAT paid, agrees to issue, at the request of the Buyer, an invoice rectifying the amounts initially charged.

3. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

As an essential condition of the execution of the Deed, the Seller and the Buyer declare and warrant the following:

(i) Legal status: The Seller and the Buyer have been legally incorporated and their respective entities, through which they act in this Deed, are registered in the relevant Commercial Registers. Therefore, they have full capacity to carry out the activities that make up their corporate purpose.

(ii) Capacity: The Seller and the Buyer have obtained the corporate resolutions, authorisations and/or consents necessary to execute the Deed and to perform the obligations under the Deed.

(iii) They also guarantee that they have carried out all the corporate acts necessary to authorise the execution of the Deed (in particular, the Seller guarantees that it has complied with the requirement set out in sec. 160 f) of the current Spanish Capital Companies Act) and the fulfilment of the obligations deriving therefrom. The Deed has been duly executed by the Parties and constitutes for both of them a legal, valid, and binding obligation enforceable in accordance with the terms set out in the Deed.

(iv) Neither the execution or delivery of the Deed, nor the performance of the obligations under the Deed, conflict with or result in the violation of any of the founding documents or articles of association or any agreement, obligation, contract, undertaking, law and/or regulation to which both the Seller and the Buyer may be a party.

When executing the Deed and as an essential condition thereof, the Seller represents and warrants vis-à-vis the Buyer the following (“Representations and Warranties of the Seller”):

(i) Expository: All representations or statements made in the Recitals to the Deed, and the annexes to which such representations refer, are true and complete.

(ii) Identification: The Property corresponds to the registry description and cadastral reference referred to in the Recitals.

(iii) Full disclosure: Without prejudice to the representations and warranties made by the Seller in the Deed, the Seller represents and warrants that (i) it has made known to the Buyer all facts within its knowledge or control in relation to the Property; (ii) none of the information provided to the Buyer contains any untrue or inaccurate statement and/or omits any fact within its knowledge or control; (iii) there is no event, transaction and/or information known to the Seller and that the Seller has not disclosed to the Buyer which could reasonably be expected to have a material adverse effect.

(iv) Urban-planning and sectoral guarantees: (i) Pre-emption and Retraction: For the purposes of section 86.3 of Royal Decree 1093/1997, of 4 July, the Seller declares that the Property is not included in any area of pre-emption and/or urban planning retraction; (ii) Urban-planning situation: The urban-planning situation of the Property corresponds to that described in the Recitals; (iii) to date, there are no appeals against the planning and management instruments in force for the Specific Planning Area APE 16.11 “Ciudad Aeroportuaria y Parque de Valdebebas”; (iv) Expropriations, easements and sectorial attachments: There is no agreement or order of expropriation or forced sale in relation to the Property. The Property is not encumbered by any type of legal or conventional easement other than the easements referred to in the above paragraph and which are recorded in the Land Registry; (v) the Property is not encumbered by any other encumbrances than those established in the comprehensive report from the Property Registry; (vi) Planning.- The Property is not outside of zoning; (viii) the Property has the status of a plot of land, having received handover certification from City Hall; (viii) Urban development duties and charges.- The Property is not affected by any kind of obligations, duties, agreements, transfers, urban development charges and/or attachments to general systems, which are not expressly mentioned in the Recitals; (ix) the Seller has paid 100% of the urban development expenses charged by the Compensation Board to date, with no further payments expected; (x) Urban Development Discipline.- No urban development work has been carried out on the Property without obtaining the required licences and authorisations beforehand; (xi) no activity has been implemented, modified and/or carried out on the Property without the required approval, where applicable, of the development planning figure; (xii) there is no licence file affecting the Property; (xiii) to date, the Seller is not aware of any archaeological remains on the Property.

(v) Environmental safeguards: The Seller is not aware that any type of Potentially Soil Polluting Activity has been carried out on the Property, as listed in Appendix I of Royal Decree 9/2005, of 14 January, which establishes the list of potentially soil-polluting activities and the criteria and standards for the declaration of contaminated soil.

(vi) Financial and asset situation: The Seller represents and warrants that its financial and asset situation is solvent and that, in particular, it is not in a situation of dissolution in accordance with section 360 et seq. of Royal Legislative Decree 1/2010, of 2 July.

(vii) Litigation: There are no existing or pending claims or litigation in relation to the Property.

(viii) Expenses and taxes: (i) The Seller is up to date with the payment of all types of expenses, compensations, liens, urban development charges, taxes and public benefits that refer to or have as their object the Property and with all those properties resulting from the segregation of the original property with number 322 (ref. 7311304VK4871A0001KO) or any business carried out thereon, including any penalties that may have been applied, surcharges and interest that may have been incurred prior to the date of execution of the Deed, and that all amounts claimed or owed to date have been paid, and therefore no amounts are owed for any of the aforementioned concepts; (ii) in particular, in relation to the Property and all those properties resulting from the segregation of the original property with no. 322 (ref. cadastral number 7311304VK4871A0001KO), the Seller has complied in due time and form and is up to date with all its obligations to pay taxes, file tax returns, settlements and documents, information disclosures and any other obligation established under the tax regulations in force, as well as with the payment of any other levies, taxes or other amounts due to any public authority or institution or to third parties; (iii) the tax authorities have not carried out, nor have they communicated any intention to carry out, any tax check or inspection of the Seller in relation to the Property, or which could affect the Property; (iv) the Seller will be liable for any tax, levy or charge of any kind (including fees, penalties, fines and interest for late payments) and, in general, for any payment obligation of a tax nature that may correspond and/or that may affect the purchased Property or any of the properties resulting from the segregation of the original Property with no. 322 (ref. 7311304VK4871A0001KO), in accordance with article 79 of the General Tax Act (“LGT”) 58/2003, as a consequence of (but not limited to) Transfer Tax (“Impuesto de Transmisiones Patrimoniales modalidad Actos Jurídicos Documentados” (“ITPAJD”) and Real Estate Tax (“IBI”) in relation to any taxable event prior to the execution of the Sale Agreement (regardless of whether payment or collection under the LGT or the applicable regulation occurs after the present date); (v) the Seller specifically warrants that, in relation to the Property and all those properties resulting from the segregation of the original Property No. 322 (ref. 7311304VK4871A0001KO), it is up to date on its tax obligations with the Madrid City Council and the Community of Madrid. Specifically, it guarantees that any tax, fee or levy that may be or has been assessed in relation to the Property, and which may have accrued prior to the signing of the Sale Agreement, has been correctly settled. However, the Seller, in any case, will be liable for the same; (vi) the Seller also specifically guarantees to have paid the ITPAJD, corresponding to its acquisition title of the Property and all those properties resulting from the segregation of the original property with number 322 (ref. cadastral 7311304VK4871A0001KO) and to any other act that prompts registration in the Land Registry regarding the Property; (vii) the Seller also specifically guarantees to have provided true and complete information on the characteristics of the Property, and of all those properties resulting from the segregation of the original Property with no. 322 (cadastral ref. 7311304VK4871A0001KO) to the General Directorate of Cadastre when determining the cadastral value to be assigned to the Property and that the cadastral value of the Property is in accordance with the cadastral legislation at all times.

(ix) Workers and credits: there are no employees or workers contracted by the Seller at the present time, so the Property is free of workers, employees, labourers, and social security responsibilities. Accordingly, the Buyer will not be liable or have the status of an employer under applicable labour or social security legislation in respect of any employee employed on the Estate prior to the execution of the Deed or by reason of the operation or management of the Property. There are no fixed-asset loans or those related to works or services rendered in connection with the activity carried out on the Property.

4. SPECIFIC INDEMNITY.

The Seller will indemnify the Buyer for an amount equal to 100% of any Damages incurred or suffered directly as a result of the payment of any outstanding urban-development fee of the Specific Planning Area APE 16.11 “Ciudad Aeroportuaria y Parque de Valdebebas”, whether from the provisional settlement account or a deviation contemplated in the definitive settlement account, and of any damages caused (the “Specific Indemnity”).

In addition, the Seller must pay the Buyer the corresponding compensation following the finality of the administrative act within a maximum period of 15 working days from receipt of the communication from the Buyer, which will include the bank account to which the payment must be made.

5. THE SELLER’S LIABILITY REGIME.

5.1 LIABILITY REGIME.

The Parties acknowledge and agree that the rights and remedies provided for in this Deed supersede the provisions relating to the liability and obligations of a seller in connection with the sale or otherwise provided for in the Spanish Civil and Commercial Codes, including but not limited to the rights and remedies available to a buyer in the event of eviction and hidden defects, or the legal regime applicable to developers and other building agents. In the event of eviction, the Buyer’s sole and exclusive remedy is the right to indemnity arising from the falsity or incorrectness of the Seller’s Representation provided for in paragraph (i) of Clause 3.

5.2 OBLIGATION OF THE SELLER TO INDEMNIFY THE BUYER.

(i) The Seller guarantees to the Buyer the truthfulness, accuracy and performance of each and every one of the Seller’s Representations and Warranties, and undertakes to be liable and indemnify the Buyer in respect of any incorrectness or misrepresentation in these Representations and Warranties by which the Buyer is affected, with the obligation to indemnify and hold the Buyer harmless from any Damages (as defined below), which may arise from their incorrectness, inaccuracy or misrepresentation, by reason of events or acts prior to the execution of the Sale Agreement and this Deed.

(ii) The Seller will indemnify the Buyer against any Damages arising from the incorrectness, inaccuracy or misrepresentation as of the present date of any of the Seller’s own Representations and Warranties, provided that such incorrectness, inaccuracy or misrepresentation does not arise from facts or circumstances known to the Buyer (as such term is defined below). In this Clause, all incorrectness or falsehoods will be referred to as “Incorrections”.

5.3 DEFINITION OF DAMAGES.

For the purposes of this Deed and in relation to damages suffered by the Buyer, “Damages” means any damages, subject to the exclusions and limitations set out in this Clause, which the Buyer suffers as a result of a Breach of the Seller’s Representations and Warranties.

By way of example, the following items are excluded from the definition of Damages and, therefore, the Seller assumes no liability in respect thereof:

(i) loss of earnings and moral or reputational damage;

(ii) damage arising out of facts or circumstances known to the Buyer, which are recorded in any public register or accessible to the public on the websites of any public administration (the “Buyer’s Knowledge”);

(iii) amounts that the Buyer has recovered from insurance policies that are in force;

(iv) damages attributable to actions of the Buyer committed after the date of the Sale Agreement (including any wilful action which interrupts the statute of limitations for tax or other obligations), unless such actions were taken by the Buyer in mitigation of, or as a consequence of, a previous breach by the Seller;

(v) damage which is remedied by the Seller to the Buyers’ satisfaction. In this respect, the Buyer undertakes to use its best efforts to facilitate the Seller’s ability to remedy any damage. The Buyer further undertakes to act reasonably to mitigate the Damages.

6. COMPLAINT PROCEDURE FOR THE BUYER.

6.1 GENERAL.

The Buyer will notify the Seller of any claim for Damages arising from an Incorrection (the “Claim”), on the understanding that the Buyer will not be liable to the Seller for any Damages arising out of the Incorrection:

(i) if the Claim arises from an impropriety unrelated to a Third-Party Claim, the provisions of Clause 6.2 apply; and

(ii) if the Claim is related to a Third-Party Claim, the provisions of Clause 6.3 will apply.

In both cases the Seller will pay the Buyer the amount of the Damages within fifteen (15) working days (i) from the date on which the Parties reach a written agreement, or (ii) from the date on which a final judgment declaring the same has been obtained.

6.2 DIRECT CLAIM BY THE BUYER.

(i) Notification of the complaint: The Buyer will notify the Seller of any Incorrection Claim, which is not related to a Third-Party Claim (a “Claim Notice”). The Notice of Claim will be issued by the Buyer as soon as possible after the Buyer becomes aware of the facts supporting the Claim.

The Buyer will substantially comply in each Claim Notice with the inclusion, in respect of any Claim, of: (i) a description of the facts which, in the opinion of the Buyer, reasonably substantiate such Claim, (ii) a description of the reasons why the Buyer considers that such facts constitute a misrepresentation of the Seller’s Representations and Warranties, (iii) the nature and amount of the Damages suffered, if known, and (iv) copies of documentation (if any) supporting or substantiating the facts and circumstances on which the Claim is based.

(ii) Notification of the response: Within fifteen (15) business days after receipt of a Notice of Claim, the Seller will send a notice to the Buyer (the “Response Notice”) stating whether it accepts the Claim or rejects it, in whole or in part. Any failure by the Seller to send such Response Notice to the Buyer within such period will be deemed an outright rejection by the Seller of the Claim.

(iii) Bona fide contacts: If the Seller rejects the Complaint (either expressly or by failing to send a Response Notice to the Buyer), the Parties will, within one (1) month, negotiate in good faith an appropriate mechanism to deal with the matter within one (1) month of the Response Notice or, in the absence thereof, on the expiry of the period set out in paragraph (b) above.

(iv) Submission to the courts: If no agreement is reached within this period, the Buyer may submit the dispute to the procedure set out in Clause Eleven.

6.3 THIRD-PARTY CLAIMS.

(i) Notification of Third-Party Claim: The Buyer will notify the Seller of any potential Claims for Inaccuracy in the Seller’s Representations that relate to a Third-Party Claim (a “Third-Party Claim Notice”), as soon as practicable.

Each Third-Party Claim Notice will include, with respect to the Third-Party Claim: (i) the summons, pleadings, writings or any other document(s) served on the Buyer; and (ii) the same information that a Notice of Claim must include as provided in Clause 6.2.

(ii) Assumption of the defence by the Seller: The Seller will be entitled to assume the defence of the Third-Party Claim by notifying the Buyer within ten (10) business days after receipt of the Third-Party Claim Notice. In the absence of such notice, the Seller will be deemed to have waived its right to assume the defence of the Third-Party Claim. The Seller will only be entitled to assume the defence of the Third-Party Claim to the extent that it acknowledges any liability under the Sale Agreement and/or this Deed.

(iii) Defence of Third-Party Claims: The following rules will apply to the defence of Third-Party Claims and, for this purpose, the “Defending Party” will be the Party assuming such defence, and the “Non-Defending Party” will be the other Party: (i) if the Seller is the Defending Party, it may not admit liability or agree or settle any Third-Party Claim (or waive its right of recourse) without the prior written consent of the Buyer; (ii) Costs: The Defending Party will bear all costs of defending the Third-Party Claim with the understanding that, if as a result of the Third-Party Claim, the Non-Defending Party ultimately becomes liable to indemnify the Defending Party pursuant to this sale, such costs, to the extent reasonably incurred and properly documented, will be included in the calculation of the Damages, in accordance with the terms and conditions of this sale.

7. COSTS AND TAXES.

(i) The Seller will be responsible for and pay the Tax on the Increase in Value of Urban Land.

(ii) All expenses, taxes, fees and/or duties, derived from the present sale and from its execution in public deed, will be paid by the Parties as appropriate under the Law.

(iii) The Real Estate Tax corresponding to the year in which the transfer takes place will be assumed by the parties pro rata, depending on the time in which each is the owner of the Property. Consequently, the Buyer delivers to the Seller a bank cheque for the sum of NINE THOUSAND NINE HUNDRED AND THIRTY-NINE EUROS AND THIRTY-FOUR CENTS (€9,939.34), plus 21% VAT: TWO THOUSAND EIGHTY-SEVEN EUROS AND TWENTY-SIX CENTS (€2,087.26), which makes a total of TWELVE THOUSAND TWENTY-SIX EUROS AND SIXTY CENTS (€12,026.60). For the appropriate legal purposes, the Buyer indicates that the funds come from an account held at Banco Sabadell with IBAN number ES06 0081 0085 6400 0385 8193.

Attached as Appendix 7 is a copy of the above-mentioned bank cheque.

The telematic consultation carried out by me, the notary, of the computerised records of the Tax Administration is also attached.

8. TRANSFER OF RIGHTS AND LEGAL POSITION.

The Parties may freely assign their contractual position in the Sale Agreement only in favour of subsidiaries of their group of companies, the term “group” being understood as defined in section 42 of the Spanish Commercial Code, although the assigning party will be jointly and severally liable for the proper fulfilment of the conditions set out in the Sale Agreement and in this Deed by the assignee.

All expenses, costs and taxes arising from the assignment of the rights and obligations under the Purchase Agreement will be borne by the assignor and the assignee, and both companies agree to indemnify the other against any liability that may arise as a result of such assignment.

Mergers, takeovers, transformations, spin-offs, contributions of branches of activity, changes of shareholding or total transfer of assets and/or liabilities will not be considered as transfers of the Sale Agreement.

The Buyer and the company that, if applicable, is subrogated to the Sale Agreement, making use of the power referred to in this Clause, expressly agrees to carry out any formalities and/or documents that may be necessary for the purposes of the accounting and documentary regularisation that may be required, and in particular undertakes to provide all the documentation and information required by the Seller, necessary to comply with its duty to prevent money laundering and the financing of terrorism in real estate transactions under Law 10/2010, of 28 April.

9. CONFIDENTIALITY.

The terms and conditions of this Deed and any information provided by either Party to the other Party in connection herewith which has been identified as confidential by the Party disclosing the same prior to such disclosure or which could reasonably be understood by the Parties to be confidential (the “Confidential Information”) will be kept strictly confidential by the receiving Party for a period of three years from the signing of the Sale Agreement. For clarification purposes, the Price and conditions will be considered Confidential Information, however, basic information such as the location and size of the Property, as well as the name of the Seller are not considered Confidential Information.

Each Party undertakes to limit the distribution of any Confidential Information received (including this Deed) to those of its officers, employees, agents, professional advisors, auditors, and investors, to the extent such distribution is necessary for the performance, execution and enforcement of the Sale Agreement and for each Party’s internal auditing, accounting or compliance purposes.

Notwithstanding the foregoing, either Party may disclose any Confidential Information to the extent that:

(i) such disclosure is required by any applicable law, order of an administrative or judicial nature, or by the rules or regulations of any securities exchange or other regulatory body to whose jurisdiction such Party is subject;

(ii) such disclosure is necessary for the purpose of taking any action, performing any obligation. or enforcing any right under the Sale Agreement;

(iii) the Confidential Information that was the subject of such disclosure has become publicly known through no fault of the disclosing Party; or

(iv) the other Party has previously authorised such disclosure in writing.

10. NOTIFICATIONS.

(i) Any communication between the Parties concerning the Deed will be made by bureaufax with certificate of contents and acknowledgement of receipt to the addresses indicated in the following paragraph.

(ii) For communication purposes the Parties designate the following addresses:

Buyer:

(a) Address: Calle Serrano, 41, 4th Floor, 28001, Madrid.

(b) Attention: Ms. María Guadalupe Astarloa Echevarria.

(c) Email: maria.astarloa@intertrustgroup.com.

Saleswoman:

(a) Address: Calle Quintavides 13, 28050, Madrid.

(b) Attention: Mr. Enrique Gracia Colldeforns.

(c) Email: egracia@metrovacesa.com

(iii) If one of the Parties changes its address, it must notify the other Party as soon as possible, and the notification to the former Party will be deemed valid if the notification of transfer is not made.

11. APPLICABLE LAW AND JURISDICTION.

This Deed is governed solely and exclusively by the provisions of the same, and its content, as well as all that is not expressly regulated, is subject to Spanish common law to the exclusion of any foral law.

For any question or divergence that may arise from the interpretation, execution and development of this Deed, the Parties expressly submit to the jurisdiction and competence of the Courts and Tribunals of Madrid.

= GRANTING =

Having read this deed - drawn up in accordance with the minutes – as per section 193 of the Notarial Regulations, the undersigned - to whom I have issued the legal and fiscal reservations and warnings as well as those of the Personal Data Protection legislation and Law 36/2006, with regard to the documentary justification of the means of payment - accept and sign it.

Data Protection: The participants accept the incorporation of their data and a copy of their identity document into the files of the Notary’s Office, for the functions inherent to the notarial activity and the communication of data to the Public Administrations. The personal data of the participant(s) will be processed by the authorising notary for the purposes of the notarial activity, invoicing and client management, and will be kept for the statutory periods. Failure to provide the notary with personal data would prevent his intervention. The communications provided for in the Law will be made to the Public Administrations. The data subjects have the right of access, rectification, erasure, portability and the right to limit or object to the processing of their data.

= AUTHORISATION =

Of the contents of this public instrument, drawn up in accordance with the minutes, that the consent of the parties has been freely given, that the execution is in accordance with the law and the duly informed will of the parties, and that it is drawn up on twenty-two sheets of stamped paper for notarial use, series HN, numbers 1.022.206 and the following twenty-one in sequential order, I, the Notary DO CERTIFY.-

The signatures of the persons appearing follow.

There are the elements of my Notarial authorisation

NOTE: I make an electronic copy and SEND it by TELEMATIC means to the corresponding Registry. I will add the Registrar’s digital notification of the FILING NOTICE to this original; and I will forward a non-certified copy to the relevant City Council and incorporate the proof of referral into this original. I CERTIFY.

ATTACHED DOCUMENTS

The following documents are attached to the original.